Exhibit 99.1

OfficeMax Incorporated

263 Shuman Boulevard

Naperville, IL 60563

News Release

OfficeMax Contacts
Mike Steele	Tony Giuliano
630 864 6826	630 864 6800

Immediate Release: November 16, 2011

OfficeMax to Announce Long-Term Strategy at Investor Day

Naperville, Ill. – OfficeMax® Incorporated (NYSE:OMX), a leader in office supplies, technology and services, today will announce its long-term strategy at the company’s Investor Day being held in New York City.

During the event, senior management is expected to provide an overview of the company’s long-term growth strategy as well as details of the actions management has taken, and continues to take, to deliver sustainable, profitable growth. Additionally, the company will share its long-term financial targets, and key business leaders will present overviews of their respective plans.

“We made good progress throughout 2011 in reassessing the business and developing our go-forward strategy. I am confident that the strong management team we have put in place will execute the strategy with a high sense of urgency and that will ultimately lead to improved shareholder value,” said Ravi Saligram, President and Chief Executive Officer.

OfficeMax will be hosting a webcast of the event at 12:30 p.m. ET for all interested parties, which can be accessed via the Internet by visiting the “Investors” section of the OfficeMax website at investor.officemax.com. The webcast and accompanying slides will be archived and available online for one year following the conference and will be posted on the “Presentations” page located within the “Investors” section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and individual consumers. OfficeMax customers are served by approximately 30,000 associates through direct sales, catalogs, e-commerce and nearly 1,000 stores. Since 2007, OfficeMax Goodworks programs have served communities and schools, contributing more than $14 million in grants and supplies to support teachers and classrooms. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

All trademarks, service marks and trade names of OfficeMax Incorporated used herein are trademarks or registered trademarks of OfficeMax Incorporated. Any other product or company names mentioned herein are the trademarks of their respective owners.

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